                                                                    EXHIBIT 2.01

                            STOCK PURCHASE AGREEMENT

          (English translation of execution copy executed in French)

         STOCK PURCHASE AGREEMENT, dated ___________ (this "Agreement"), among FISHER SCIENTIFIC INTERNATIONAL INC. ("Fisher"), (i) a corporation organized and existing under the laws of Delaware and with its principal office at Liberty Lane, Hampton, New Hampshire 03842, (ii) FISHER SCIENTIFIC HOLDINGS FRANCE S.A. (the "Buyer"), a societe anonyme organized and existing under the laws of France and with its registered office at 17 rue de la Baume, 75008 Paris, registered with the Commercial Registry of Paris under number B 398 827 337, (iii) CAPIAC, a societe civile organized and existing under the laws of France and with its registered office at [Parc d'Innovation, Boulevard Sebastien Brant, 67400 Illkirch], registered with the Commercial Registry of [Strasbourg] under number [ ] ("Capiac"), (iv) Pierre Block, a French citizen residing at 8 rue de la Cote d'Azur, 67100 Strasbourg, (v) Anne-Catherine Block, a French citizen residing at [ ], (vi) Pierre-Francois Block, a French citizen residing at [ ], (vii) Caroline Block, a French citizen residing at [ ] and (viii) Mathe Block, a French citizen residing at [ ] (Capiac, Pierre Block, Anne-Catherine Block, Pierre-Francois Block, Caroline Block and Mathe Block being hereinafter individually referred to as a "Seller" and collectively referred to as the "Sellers").

                                    RECITALS
                                    --------
         A. Bioblock Scientific (the "Company") is a societe anonyme organized and existing under the laws of France, with its registered office at Parc d'Innovation, Boulevard Sebastien Brant, 67400 Illkirch, and registered with the Commercial Registry of Strasbourg under number B 778 834 051. The Company has a registered capital of FF 20,475,000, represented by 2,047,500 shares, with a nominal value of FF 10 per share (the "Shares"). The Company is listed on the Second Market (Le Second Marche) and the Shares are also traded on the Frankfurt Stock Exchange.

         B. The Sellers own, in the aggregate, [1,529,461(1)] Shares (the "Sellers' Shares"), representing [74.7%(1)] of the Shares; and the Sellers hold, in the aggregate, [3,058,922(1)] voting rights in the Company, representing [85.2%(1)] of the total voting rights in the Company. The remainder of the Shares and the voting rights in the Company are held by third parties (the "Public Shares"). Set forth on Annex 1 is a list of the number of Shares owned, and voting rights in the Company held, by each Seller and by the other shareholders of the Company.

         C. The Sellers also own direct interests in the Subsidiaries, as such term is defined in Article 6. Set forth on Annex 2 is a list of the number of shares owned by each Seller in each of the Subsidiaries (the "[SELLERS' INTERESTS]").

         D. The Sellers desire to sell all of the Sellers' Shares and all of the [SELLERS' INTERESTS] to the Buyer, and the Buyer desires to purchase all of the Sellers' Shares and all of the [SELLERS' INTERESTS] from the Sellers, all upon the terms and conditions set forth in this Agreement. Fisher owns substantially all of the shares of capital stock of the Buyer, and Fisher desires for the Buyer to purchase all of the Sellers' Shares and all of the [SELLERS' INTERESTS], all upon the terms and conditions set forth in this Agreement. (All capitalized terms used herein without definition have the respective meanings indicated in Article 6).

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                    SALE AND PURCHASE OF THE SELLERS' SHARES
                    ----------------------------------------

         1.1. Sale and Purchase of the Sellers' Shares and the [SELLERS' INTERESTS]. (a) Upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell to the Buyer all the interest of such Seller in the Sellers' Shares, as set forth on Annex 1, and the Buyer

--------
(1) These are the 1996 figures. The current figures must be confirmed with Pierre Block's counsel.

shall purchase from the Sellers all the interest of such Seller in the Sellers' Shares, at the purchase price of FF [___](2) per Share, equal to an aggregate purchase price of FF [___] (the "Share Purchase Price"). On the Closing Date, the Buyer shall pay to each Seller the following amounts in cash, as the payment of the Share Purchase Price for the Sellers' Shares owned by such
Seller:

--------

(2) FF 425 less a prorata share of the amounts to be paid for the [SELLERS' INTERESTS].

                                       FF AMOUNT               % OF THE SHARES
                                       ---------                PURCHASE PRICE
                                                                --------------
FOR THE [492,750] SHARES OWNED
BY CAPIAC                              [________]               [_________]

FOR CAPIAC'S REMAINDER INTEREST
(DETENUES EN NUE-PROPRIETE) IN
THE [315,000].  SHARES, IN
WHICH SHARES THE USUFRUCT
(LIFE) INTEREST IS OWNED BY
PIERRE BLOCK.                          [_________]*             [_________]

FOR THE [571,061] SHARES OWNED
BY PIERRE BLOCK                        [_________]              [_________]

FOR PIERRE BLOCK'S USUFRUCT
(LIFE) INTEREST IN THE
[315,000] SHARES, IN WHICH THE
REMAINDER INTEREST (DETENUES EN
NUE-PROPRIETE) IS OWNED BY
CAPIAC                                 [_________***]           [_________]

FOR THE [49,900] SHARES OWNED
BY ANNE-CATHERINE BLOCK                [_________]              [_________]

FOR THE [49,900] SHARES OWNED
BY PIERRE-FRANCOIS BLOCK               [_________]              [_________]

FOR THE [49,900] SHARES OWNED
BY CAROLINE BLOCK                      [_________]              [_________]

FOR THE 950 SHARES OWNED BY
MATHE BLOCK                            [_________]              [_________]

TOTAL FOR [1,529,461] SELLERS'
SHARES                                 [_________]              [_________]


         (b) Upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell to the Buyer all the interest of such Seller in the [SELLERS' INTERESTS], as set forth on Annex 2, and the Buyer shall purchase from the Sellers all the interest of the Sellers in the [SELLERS' INTERESTS], for an aggregate purchase price of FF [ ] (the "Interests Purchase Price"). On the Closing Date, the Buyer shall pay to each Seller the amounts set

--------

***      allocation to be determined by tax advisers.

forth in Annex 2 in cash, as the payment of the Interests Purchase Price for the [SELLERS' INTERESTS] owned by such Seller.

         (c) Upon the terms and subject to the conditions set forth in this Agreement, Fisher shall cause the Buyer to purchase all of the interests of the Sellers in the Sellers' Shares as well as all of the interests of the Sellers in the [SELLERS' INTERESTS].

         (d) Title to the Sellers' Shares and the [SELLERS' INTERESTS] purchased by the Buyer pursuant to this Agreement shall transfer to the Buyer at the Closing, upon payment of the Share Purchase Price and the Interests Purchase Price and registration of the Buyer as the owner of the Sellers' Shares and the [SELLERS' INTERESTS] in the shareholder accounts of the Company and the Subsidiaries, all in accordance with Section 1.2.

         1.2. Closing; Conditions Precedent. (a) The closing (the "Closing") of the sale and purchase of all of the interests of the Sellers in the Sellers' Shares and in the [SELLERS' INTERESTS] shall take place at the offices of Debevoise & Plimpton, 21 avenue George V, 75008 Paris, on [____] or at such other date or place as the parties may agree. At or immediately prior to the
Closing:

         (i) The Sellers shall transfer the Sellers' Shares and the [SELLERS' INTERESTS] to the Buyer, free and clear of all Liens, in accordance with the applicable provisions of French law (or German or Swiss law, as the case may be) and the articles of association (statuts) of the Company, or of the Subsidiaries, as the case may be, and evidence shall be delivered to the Buyer of the registration of the Buyer as the owner of all the Sellers' Shares in the Company's shareholder accounts (certificat d'inscription en compte) and of the registration of the Buyer as the owner of all the [SELLERS' INTERESTS] in the Subsidiaries' shareholder accounts.

         (ii) The Buyer shall pay to each Seller the amounts set forth in Sections 1.1(a) and 1.1(b) in respect of such Seller, by wire transfer to such bank accounts as the Sellers shall have designated for this purpose by notice to Buyer at least five business days prior to the Closing Date.

         (b) The obligation of the Sellers to consummate the transactions contemplated by the Closing shall be subject to the fulfillment, or waiver by the Sellers, on or prior to the Closing Date, of each of the following conditions:

         (i) All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at the time when made and also at and as of the Closing Date, as if made at and as of the Closing Date; and

         (ii) Fisher and the Buyer shall have performed and complied in all material respects with all agreements and covenants to be performed and complied with by Fisher and the Buyer up to and including the Closing Date pursuant to the terms of this Agreement.

         (c) The obligations of Fisher and the Buyer to consummate the transactions contemplated by the Closing shall be subject to the fulfillment, or waiver by Fisher and the Buyer, on or prior to the Closing Date, of each of the following conditions:

         (i) All representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects at the time when made and also at and as of the Closing Date, as if made at and as of the Closing Date;

         (ii) The Sellers shall have performed and complied in all material respects with all agreements and covenants to be performed and complied with by the Sellers up to and including the Closing Date pursuant to the terms of this Agreement;

         (iii) The audited consolidated net income (resultat net consolide de l'exercice certifie par le Commissaire aux Comptes) of the Company and its Subsidiaries for the fiscal year ending June 30, 1998, shall be equal to or greater than FF 43 million [AND

        THE AUDITOR OF BUYER (DELOITTE & TOUCHE) SHALL HAVE BEEN GIVEN THE OPPORTUNITY TO EXAMINE THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE FISCAL YEAR ENDING JUNE 30, 1998 AND THE OPPORTUNITY TO REVIEW THOSE FINANCIAL STATEMENTS WITH THE AUDITOR OF

    THE COMPANY AND SHALL NOT HAVE ISSUED A LETTER INDICATING THAT, IN THEIR VIEW, THE CONSOLIDATED NET INCOME OF THE COMPANY AND ITS SUBSIDIARIES AS OF JUNE 30, 1998 IS LESS THAN FF 43 MILLION];

         (iv) The Company shall have, as of the Closing Date, Excess Cash in an amount equal to or greater than FF 180 million, and shall have the free unlimited right to use such amount of Excess Cash, and the Company's auditor shall deliver to the Buyer a certificate, attesting that the amount of the Company's Excess Cash, as of the Closing Date, is not less than FF 180 million, [and that the Company has full availability of such amount of Excess Cash];

         (v) The Sellers shall have made available to the Buyer, or Buyer's legal, accounting and other advisors, for examination, the originals or true and correct copies of all documents, and shall have provided the Buyer, or Buyer's legal, accounting and other advisors, with all other information, relating to the business and affairs of the Company and its Subsidiaries, which the Buyer and its legal, accounting and other advisors have reasonably requested pursuant to Section 4.4, and, in connection with the investigations conducted by the Buyer and its legal, accounting and other advisors, no event shall have occurred and no information shall have come to the attention of the Buyer which could have or result in a Material Adverse Effect, or which, by reason of its nature or its significance, would otherwise be such as to have a negative impact on the Buyer's intent to acquire the Seller's Shares and the Seller's Interests on the terms set forth in this Agreement.

         (vi) All directors of the Company and its Subsidiaries, other than Pierre Block, [as well as the officers of the Company and its Subsidiaries named in Annex 3,] shall submit or have submitted their resignations, or shall be or have been duly removed from office, effective as of the Closing Date;

         (vii) The persons named in Annex 4 (or such other persons as the Buyer shall have designated as replacements therefor) shall be or have been elected or coopted as directors [and/or officers] of the Company or its Subsidiaries, in each case as specified in Annex 4, effective as of the Closing Date; and

         (viii) The Sellers shall have executed, or caused to be executed, the following agreements with the Company: an employment agreement between Pierre Block and the Buyer in the form of Annex 5A; an employment agreement between Anne-Catherine Block and the Company in the form of Annex 5B; and an employment agreement between Pierre-Francois Block and the Company in the form of Annex 5C.

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                  ---------------------------------------------

         Each Seller represents and warrants to the Buyer as follows:

         2.1. Corporate and Governmental Authorizations. (a) Each Seller has full power and authority to execute this Agreement and each of the other Transaction Documents to which it is party. The sale of all the interests of each Seller in the Sellers' Shares and the [SELLERS' INTERESTS] and the execution and performance of this Agreement have been duly authorized by all requisite action of each Seller. The execution and performance of each other Transaction Document to which any Seller is a party have been duly authorized by all requisite action of such Seller. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms. Each other Transaction Document, when executed by each Seller party thereto, will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

         (b) No consent or other authorization of, or filing with, any Person is required by or on behalf of any Seller, the Company or any Subsidiary in connection with the (i) valid execution or performance of this Agreement or any other Transaction Document by any Seller, the Company or any Subsidiary, or (ii) the consummation by the Sellers, the Company or any Subsidiary of the transactions contemplated by this Agreement or any other Transaction Document.

         2.2. Corporate Existence and Authority; Capital Stock. (a) The Company is a societe anonyme duly organized and validly existing under the laws of France. The Company has full power and authority to carry on its businesses and operations, as presently conducted. The Company has full power and authority to execute each Transaction Document to which it is party, and the execution and performance of each such Transaction Document have been duly authorized by all requisite action of the Company. Each Transaction Document to which the Company is a party, when executed by the Company, will constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (b) The capitalization of the Company consists of 2,047,500 Shares, with a nominal value of FF 10 per Share. All of the Shares have been duly authorized and validly issued and are fully paid. Annex 1 sets forth a complete and correct list of the interests of each Seller in the Sellers' Shares and the voting rights in the Company held by each Seller. The Sellers own, and on the date of the Closing will own, all the Sellers' Shares free and clear of all Liens. Except as set forth on Schedule 2.2(b), there are no outstanding securities, warrants, options, agreements or other instruments or rights of any kind that may result in the sale or issuance by the Company or any Seller of any equity interest in the Company, and no authorization therefor has been given.

         2.3. Subsidiaries. Set forth on Schedule 2.3 is a complete and correct list of each Subsidiary, the capitalization of each Subsidiary, the stockholders of each Subsidiary and the number of shares of capital stock (or other equity securities) of each Subsidiary owned by such stockholders (including the Company). Each Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Subsidiary has full authority to carry on its business as presently conducted. All of the shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid. All of the shares of capital stock of each Subsidiary set forth on
Schedule 2.3 as owned by the Company or by the Sellers are so owned, free and clear of all Liens. Except as set forth on Schedule 2.3, there are no outstanding securities, warrants, options, agreements or other instruments or rights of any kind that may result in the sale or issuance by any Seller, the Company or any Subsidiary of any equity interest in any Subsidiary, and no authorization therefor has been given.

         2.4. Affiliate Companies and Transactions. (a) Set forth on Schedule 2.4(a) is a complete and correct list of each corporation, partnership or other legal entity (i) that owns any equity security or debt instrument of the Company or any Subsidiary, or owns, leases or has other interests in any assets or properties of the Company or any Subsidiary, or has acquired any asset or obtained any service from or disposed of any asset or furnished any service to, or entered into any agreement, commitment or understanding with, the Company or any Subsidiary since July 1, 1996, and (ii) in which any Seller, any Affiliate of any Seller or any associate or any relative of any Seller owns, directly or indirectly, any shares or other equity interest

("Affiliate Company"). Also set forth on Schedule 2.4(a) is a complete and correct description of the ownership by each Seller, each Affiliate of each Seller and each associate or relative of each Seller in the shares or other equity interest of each Affiliate Company.

         (b) Except as set forth on Schedule 2.4(b), since June 30, 1998, neither the Company nor any Subsidiary has, directly or indirectly, acquired any asset or obtained any services from, or disposed of any asset or furnished any service to any Seller or any Affiliate of any Seller.

         2.5. No Conflicts. (a) The execution and performance of this Agreement and the other Transaction Documents by the Sellers and the Company and the Subsidiaries and the consummation of the transactions contemplated hereby and thereby will not violate or conflict with (i) any provision of the articles of association (statuts) or organizational documents of the Company or any Subsidiary or the decisions of their respective shareholders or directors, (ii) any law or regulation applicable to the Company or any Subsidiary, (iii) any decision or order of any court, tribunal or governmental authority, or (iv) any agreement or instrument to which the Company or any Subsidiary is a party.

         (b) The execution and performance of this Agreement and the other Transaction Documents by the Sellers and the Company and the Subsidiaries will not result in the creation of any Lien upon any assets of the Company or any Subsidiary.

         2.6. Financial Statements. (a) The audited financial statements of the Company and of its Subsidiaries (including the consolidated financial statements of the Company and its Subsidiaries) for the years ended June 30, 1996, 1997 and 1998, including all annexes and notes thereto, which have been delivered to the Buyer by the Sellers, are accurate and present fairly the financial position and the results of operations of the Company and its Subsidiaries, at the dates and for the periods to which they relate, have been prepared in accordance with French GAAP (or German or Swiss GAAP, as the case may be), consistently applied throughout the periods presented in such financial statements, and reflect all liabilities and obligations of the Company and its Subsidiaries of any nature whatsoever, whether accrued or not, required to be recorded thereon or in the annexes or notes thereto at the respective dates thereof.

         (b) Since June 30, 1998, (i) there has been no material change in the financial situation, the operating results or the business of the Company and its Subsidiaries compared to the audited financial statements of the Company and its Subsidiaries as of June 30, 1998, which have been delivered to the Buyer by the Sellers (the "Financial Statements"), (ii) the Company and its Subsidiaries have not contracted or incurred any debt, certain or foreseeable, whether immediately due or not, for which a provision has not been recorded in the Financial Statements, except current debts which have been incurred in the normal course of business, in accordance with prior practice, and (iii) the Company and its Subsidiaries have not acquired, transferred or assigned, in any manner whatsoever, any securities or other interests, business, real estate assets or contracts.

         2.7. Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability or obligation of any nature, whether absolute, contingent, accrued or otherwise that could, individually or in the aggregate, have a Material Adverse Effect, except (i) as set forth in Schedule 2.7, or (ii) as and to the extent reflected in the Financial Statements.

         2.8. Absence of Certain Events. (a) Except as set forth on Schedule 2.8(a), since June 30, 1998, (i) the Company and each Subsidiary has conducted their businesses and operations only in the ordinary course and in a manner consistent with past practice, (ii) to the knowledge of the Sellers, no event or condition has occurred or existed that could, individually or in the aggregate, have a Material Adverse Effect, and (iii) to the knowledge of the Sellers, the Company or its Subsidiaries, no event or condition would reasonably be expected to occur or exist that could, individually and in the aggregate, have a Material Adverse Effect.

         (b) Except as set forth on Schedule 2.8(b), since June 30, 1998, the Company and its Subsidiaries have (i) not authorized or declared or paid any dividend, advance on dividend, or other distribution on any capital stock of the Company or any Subsidiary, or purchased or redeemed, directly and indirectly, any shares of their capital stock (or other equity interest), (ii) not incurred or committed to incur any indebtedness for borrowed money in excess of FrF 500,000, and made or committed to any material capital expenditures in excess of FrF 500,000, in each case either in a single transaction or a series of related transactions, (iii) not incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation of any Seller or any Affiliate of any Seller, (iv) not forgiven, cancelled, waived or released any debt, claim or right against any Seller or any Affiliate of any Seller, (v) not modified, amended or supplemented any agreement or understanding, or any provision or term of any agreement or understanding, with any Seller or any Affiliate of any Seller,
(vi) not made any payment, in cash or other assets, to any Sellers or any of their Affiliates, other than ordinary compensation in their capacity as officers or employees of the Company and the Subsidiaries, in each case only in accordance and consistent with past practice, and (vii) have continued to pay their suppliers and receive payments from their clients in accordance with past practices.

         2.9. Assets. The Company and its Subsidiaries have good title to, or in the case of leased assets a valid leasehold interest in, all the assets (real or personal, tangible or intangible, including Intellectual Property rights) that are material to the conduct of their businesses and operations, as presently conducted, including all such assets reflected in the Financial Statements (other than those disposed of since then in the ordinary course of business), in each case free and clear of all Liens, except for Liens that would not, individually and in the aggregate, materially detract from the value of such assets or materially interfere with the use of such assets in the conduct of the business and operations of the Company and its Subsidiaries. The Company and the Subsidiaries have maintained all their tangible assets in good and normal operating condition, and all such assets are free and clear from defects in all material respects, ordinary wear and tear expected.

         2.10. Compliance with Laws and Other Instruments. (a) Except for violations or defaults that could not, either individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any Subsidiary is in violation of or default under (i) any provision of its articles of association (statuts) or organizational documents or any decision of its shareholders or directors, or any provision of any applicable law or regulation or judicial determination or (ii) any agreement or instrument to which it is a party.

         (b) Except as set forth on Schedule 2.10(b), the Company and its Subsidiaries have all permits, licenses and other authorizations of governmental and self-regulatory authorities and have made all filings and notifications that are required in connection with the conduct of their businesses and operations, as presently conducted, including all permits, licenses or other authorizations relating to health and safety matters, environmental protection, pollution control, sale and distribution of products and employee matters. Except as set forth on Schedule 2.10(b), the Company and its Subsidiaries are, and at all times since June 30, 1996 have been, in compliance with the provisions of all such permits, licenses and other authorizations and all such filings and notifications, except for such non-compliance that could not, either individually or in the aggregate, have a Material Adverse Effect.

         2.11. Litigation. Except as set forth in Schedule 2.11, there is no claim, action, proceeding or investigation pending, or (to the knowledge of the Sellers, the Company or any Subsidiary) threatened, against or involving the Company or any Subsidiary before any court, arbitral or other tribunal or governmental authority (i) which may seek to prohibit the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (ii) which, if adversely determined, could, individually or in the aggregate, have a Material Adverse Effect (without regard to whether the matter in question is covered by insurance or any other arrangement by or with any other Person). There are no outstanding orders, judgments, decrees, awards or injunctions issued by any court, arbitral or other tribunal or governmental authority against the Company, any Subsidiary or any of their respective assets.

         2.12. Real Property. (a) Set forth on Schedule 2.12(a) is a complete and correct list and description of all real property (including land, buildings and fixtures) owned by the Company or any Subsidiary. The Company and its Subsidiaries have good, valid and marketable title to all such real property, in each case free and clear of all Liens [, other than Liens that would not, individually and in the aggregate, [materially] detract from the values of such assets or [materially] interfere with the use of such real property or the conduct of the business and operations of the Company and its Subsidiaries.]

         (b) Set forth on Schedule 2.12(b) is a complete and correct list of all real property leases, subleases and occupancy agreements to which the Company or any Subsidiary is a party (whether as lessee or lessor) or pursuant to which the Company or a Subsidiary uses or occupies any real property in connection with the business and operations of the Company and its Subsidiaries (the "Leases"); and the Seller has delivered to the Buyer complete and correct copies of all such Leases. Each Lease to which the Company or a Subsidiary is party as tenant grants the Company or such Subsidiary, as the case may be, the exclusive right to use and occupy the premises relating thereto; and the Company and each Subsidiary enjoys peaceful and undisturbed possession of each of such premises.

         (c) There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of the Sellers, threatened with respect to any real property (or any portion thereof) owned or leased by the Company or any Subsidiary.

         (d) The use and operations of any real property owned or leased by the Company or any Subsidiary (or any portion thereof) does not violate any agreement, commitment or understanding (whether written or oral) affecting such real property. There is no violation of any covenant, condition, restriction or agreement, or order, judgment or award of any court, tribunal or governmental authority, that affects the real property owned or leased by the Company or any Subsidiary. No current use by the Company or a Subsidiary of its owned or leased real property (or any portion thereof) is dependent on a nonconforming use or other similar consent or authorization of, or filing with or notice to, a governmental authority, the absence of which would [materially] limit the use of any property or assets of the Company or any Subsidiary. No damage or destruction has occurred with respect to any real property owned or leased by the Company or any Subsidiary (or any portion thereof) that, individually or in the aggregate, could have or result in a Material Adverse Effect (without regard to whether the property in question is covered by insurance).

         2.13. Environmental Matters. Except as set forth on Schedule 2.13, no condition or circumstance has existed or exists, and neither the Sellers, any Affiliate of the Sellers, the Company nor any Subsidiary has caused or taken any action, that (i) to the knowledge of the Sellers, would result in any liability or obligation on the part of the Company or any of its Subsidiaries relating to environmental conditions on any real property, including the air, soil and groundwater conditions at any real property owned or used by the Company or any of its Subsidiaries, whether currently or in the past, or
(ii) would result in any liability or obligation on the part of the Company or any of its Subsidiaries relating to the past or present use, handling, transport, storage or release of pollutants, chemicals or industrial, toxic or hazardous substances or wastes, except for such liability or obligation that could not, individually or in the aggregate, have a Material Adverse Effect.

         2.14. Employees, Labor Matters, etc. (a) Except as set forth on
Schedule 2.14(a), during the period commencing June 30, 1995, the Company and its Subsidiaries have not experienced any collective labor dispute, strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or collective resignation, and there is no complaint pending or threatened against the Company or its Subsidiaries by any of their respective past or present employees, trade unions or other representative labor bodies, which could have or result in a Material Adverse Effect.

         (b) Schedule 2.14(b) sets forth a true and complete list of all collective bargaining agreements and other company labor agreements applicable to the Company and each of its Subsidiaries, respectively (all of such agreements being hereinafter collectively referred to as the "Collective Labor Agreements"). True and complete copies of all such Collective Labor Agreements have been delivered to the Buyer. The Company and its Subsidiaries have complied, in all respects, with all applicable laws and regulations pertaining to the employment or termination of employment of their respective past or present employees, including, without limitation, all such laws and regulations relating to labor relations, prohibition of discrimination and safety and health of employees, as well as with the Collective Labor Agreements, except for any failure so to comply that, both individually and in the aggregate, could not have or result in a Material Adverse Effect. The Company and its Subsidiaries have, pursuant to applicable laws and regulations, and the Collective Labor Agreements, paid in full all wages, salaries, bonuses, vacation pay and other direct and indirect compensation earned by, or otherwise due and payable to, all current and former employees and managers of the Company and its Subsidiaries.

         (c) The Company and the Subsidiaries have complied with all requirements pursuant to applicable laws and regulations, and the Collective Labor Agreements, with respect to employee representation, including those provisions relating to the organization of elections for a workers' council (comite d'entreprise) and the election of employee representatives (delegues du personnel). To the extent that there is no workers' council and/or no employee representative due to the absence of candidates, the Company and its Subsidiaries have full documentation of such absence of candidates (constat de carence) and these have been filed in compliance with applicable labor laws and regulations.

         (d) Schedule 2.14(d) [SETS FORTH A LIST (INCLUDING FOR EACH EMPLOYEE:
THE SENIORITY, ANNUAL BASE SALARY, ANNUAL BONUS IF ANY; AND OTHER ENTITLEMENTS BEYOND THOSE SPECIFIED IN THE COLLECTIVE LABOR AGREEMENTS, IF ANY)] [INCLUDES A COPY] of all employment agreements[, AND ANY AMENDMENTS THERETO,] which have been entered into as of the date hereof by the Company and its Subsidiaries. Except as set forth on Schedule 2.14(d), no employment agreement in effect with the Company or a Subsidiary contains provisions regarding employment compensation, advance notice of departure or departure payments in excess of those required by the relevant laws and regulations and the Collective Labor Agreements. Except the plans provided for by applicable laws and regulations, or the Collective Labor Agreements, the Company and its Subsidiaries do not maintain any other pension schemes or profit-sharing plans, or any other employee benefit plans, and are not required to contribute to any such plans. Except as set forth on Schedule 2.14(d), there exists, as of the date hereof, no obligation with respect to current and former managers (mandataires sociaux) of the Company and its Subsidiaries.

         2.15. Taxes and Social Charges. (a) Except as set forth on Schedule 2.15, the Company and its Subsidiaries have duly and timely filed all returns relating to Taxes and Social Charges required to be filed by the Company and its Subsidiaries and all such returns were correct and complete in all material respects. The Company and its Subsidiaries have duly and timely paid all Taxes and Social Charges that are due and payable by the Company and its Subsidiaries and have duly accrued all Taxes and Social Charges which are not yet payable.

         (b) The Company and its Subsidiaries have duly and timely withheld all Taxes and Social Charges required to be withheld from employees in connection with their businesses and operations; and such withheld Taxes and

Social Charges have been either duly and timely paid to the proper governmental authorities or properly set aside in their accounts for such purpose.

         2.16. Intellectual Property. To the knowledge of the Sellers, the Company or any Subsidiary, there has been no (i) notice, claim or other indication that the rights of the Company or any Subsidiary in the trademarks, tradenames and software (including software developed by the Company or its Subsidiaries) used by the Company and the Subsidiaries in the conduct of their businesses and operations are not valid or enforceable, (ii) notice, claim or other indication that any other party would be entitled to any additional fees or compensation in respect of such trademarks, tradenames or software as a result of the consummation of the transactions contemplated by this Agreement or upon the use by Affiliates of Fisher of such trademarks, tradenames or software after the consummation of the transactions contemplated by this Agreement, or (iii) infringement upon or conflict with any intellectual or industrial property owned or used by any Person by the Company and the Subsidiaries. Neither the Sellers, the Company nor any Subsidiary is aware of any infringement by any Person of any trademarks, tradenames or software (including software developed by the Company or its Subsidiaries) used by the Company and the Subsidiaries.

         2.17. Material Contracts. (a) Set forth on Schedule 2.17 is a complete and correct list or description of all agreements, commitments and understandings (whether written or oral) to which the Company or any Subsidiary is a party or to which any of their assets are bound and that (i) involve or would involve the expenditure by any party thereto of more than FF 1,000,000 in the aggregate, or (ii) require or would require performance by any party thereto for more than three months from the date hereof (collectively, "Material Contracts"). All Material Contracts are in full force and effect in all material respects and there does not exist any material default or event or condition that, after notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary or, to the knowledge of the Sellers, the Company or any Subsidiary, by any other party thereto.

         (b) To the knowledge of the Sellers, the Company or any Subsidiary, none of the rights of the Company or any Subsidiary under any Material Contract will be subject to termination or modification as a result of the transactions contemplated by this Agreement or any other Transaction

Document, and no other party to any Material Contract would be entitled to any additional fees or payments as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

         2.18. Product Liability. To the knowledge of the Sellers, the Company or any Subsidiary, neither the Company nor any Subsidiary has any obligation of any nature (whether based on strict liability, negligence, breach of warranty, breach of contract or otherwise) in respect of any product sold, packaged, repackaged or labeled by the Company or any Subsidiary that (i) is not fully and adequately covered by insurance policies, except for any thresholds (franchises) in such policies which do not exceed those customary in the business, and (ii) is not otherwise fully and adequately reserved against in accordance with French GAAP (or German or Swiss GAAP, as the case may be), applied on a basis consistent with their most recent financial statements.

         2.19. Bank Accounts. Set forth on Schedule 2.19 is a complete and correct list of each bank or other financial institution in which a line of credit, checking or other account or safe deposit box is maintained by or for the Company or any Subsidiary, the relevant number of such account or box, and the name of each Person authorized to draw thereon or have access thereto.

         2.20. Brokers. No investment banker, finder, broker or other intermediary has been retained by or has acted for or on behalf of the Sellers, any Affiliate of the Sellers, the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any Subsidiary upon the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                             OF FISHER AND THE BUYER
                         ------------------------------

         Fisher and the Buyer, jointly and severally, represent and warrant to the Sellers as follows:

         3.1. Corporate Existence; Authorizations. (a) Fisher is a corporation duly organized and validly existing under the laws of Delaware. Fisher has full power and authority to execute this Agreement and each other Transaction Document to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance of this Agreement and each other Transaction Document to which Fisher is party and the consummation by Fisher of its obligations hereunder and thereunder have been duly authorized by all requisite action of Fisher. This Agreement constitutes the legal, valid and binding obligation of Fisher, enforceable against Fisher in accordance with its terms. Each other Transaction Document to which Fisher is party, when executed by Fisher, will constitute the legal, valid and binding obligation of Fisher, enforceable against Fisher in accordance with its terms.

         (b) The Buyer is a societe anonyme duly organized and validly existing under the laws of France, and substantially all of the shares of its capital stock are owned, directly or indirectly, by Fisher. The Buyer has full power and authority to execute this Agreement and each other Transaction Document to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The purchase of the Sellers' Shares, the execution and performance of this Agreement and each other Transaction Document to which the Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of the Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. Each other Transaction Document to which the Buyer is party, when executed by the Buyer, will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         (c) Except as set forth on Schedule 3.1(c), no consent or other authorization of, or filing with, any Person is required by or on behalf of Fisher or the Buyer in connection with (i) the valid execution or performance of this Agreement or any other Transaction Document by Fisher and the Buyer or (ii) the consummation by Fisher and the Buyer of the transactions contemplated by this Agreement or any other Transaction Document.

         3.2. No Conflicts. Except as set forth on Schedule 3.2, the execution and performance of this Agreement and the other Transaction Documents by Fisher and the Buyer and the consummation by Fisher and the Buyer of the transactions contemplated hereby and thereby will not violate or conflict with (i) any provision of the certificate of incorporation, articles of association (statuts), by-laws or other organizational documents of Fisher or the Buyer, (ii) any law or regulation applicable to Fisher or the Buyer, (iii) any decision of any court, tribunal or governmental authority, or
(iv) any agreement or instrument to which Fisher or the Buyer is a party.

         3.3. Brokers. No investment banker, finder, broker or other intermediary has been retained by or has acted for or on behalf of Fisher or the Buyer or any of their Affiliates who might be entitled to any fee or commission from the Sellers or any of their Affiliates upon the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

                                    ARTICLE 4

                                    COVENANTS
                                    ---------

         4.1. Conduct of the Business. From the date hereof to the Closing Date, the Sellers shall cause the Company and its Subsidiaries to conduct their business and operations only in the ordinary course of business and in a manner consistent with past practice and to consult with Fisher and the Buyer before entering into or effecting any material transaction. Without limiting the generality of the foregoing, from the date hereof to the Closing Date, except as otherwise expressly consented to by Fisher or the Buyer, the Sellers shall cause the Company and its Subsidiaries:

         (a) not to authorize or declare or pay any dividend, advance on dividend, or other distribution on any capital stock of the Company or any Subsidiary, or purchase or redeem, directly and indirectly, any shares of their capital stock (or other equity interest),

         (b) not to incur or commit to incur any indebtedness for borrowed money in excess of FrF 500,000, and not to make or commit to any material capital expenditures in excess of FrF 500,000, in each case either in a single transaction or a series of related transactions,

         (c) not to incur, assume, guaranty or otherwise become directly or indirectly liable with respect to any liability or obligation of any Seller or any Affiliate of any Seller,

         (d) not to forgive, cancel, waive or release any debt, claim or right against any Seller or any Affiliate of any Seller,

         (e) not to modify, amend or supplement any agreement or understanding, or any provision or term of any agreement or understanding, with any Seller or any Affiliate of any Seller,

         (f) not to make any payment, in cash or other assets, to any Sellers or any of their Affiliates, other than ordinary compensation in their capacity as officers or employees of the Company and the Subsidiaries, in each case only in accordance and consistent with past practice,

         (g) to continue to pay their suppliers and receive payments from their clients in accordance with past practices.

         The Sellers shall promptly advise Fisher and the Buyer of any event, occurrence or condition that, individually or in the aggregate, could have a Material Adverse Effect or that could result in the occurrence of any of the matters set forth in clauses (a) through (g) of this Section 4.1.

         4.2. Public Announcements and Confidentiality. (a) The Sellers, Fisher and the Buyer shall cooperate and consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. Without limiting the foregoing sentence, without the prior consent of the other party, neither the Sellers nor Fisher or the Buyer shall, and the Sellers shall cause the Company not to, issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement and the other Transaction Documents, or disclose the existence of this Agreement or the other Transaction Documents or the contents hereof or thereof, except as required by applicable laws and regulations, in which case the party required to disclose shall promptly notify the other party and the parties shall cooperate and consult with each other to the maximum extent possible.

         (b) The Sellers shall not, and shall cause their Affiliates not to, use or disclose to any Person any proprietary or confidential information relating to the Company or any Subsidiary, their business and operations, or any of their assets, except with the prior consent of Fisher or the Buyer or as required by applicable laws or regulations, in which case such Person shall provide Fisher and the Buyer prompt notice of such requirement.

         (c) It is understood and agreed that the parties hereto remain bound by the Confidentiality Agreement dated as of September 10, 1996, provided, however, that Fisher and the Buyer may disclose such information concerning the transactions contemplated by this Agreement and the other Transaction Documents as may be necessary or useful in connection with obtaining the financing for the transactions contemplated hereby.

         4.3. Non-Competition. Prior to the third anniversary of Closing Date, none of the Sellers shall, directly or indirectly, own, manage, operate, join, control, participate or have any interest in or be connected with, as a partner, shareholder, director, officer, employee, advisor or consultant, any Person that conducts or engages in the distribution, marketing or sale of laboratory supplies, chemicals or instruments in the Czech Republic, Belgium, France, Germany, Hungary, Luxembourg, The Netherlands, Switzerland or the United Kingdom; provided that this Section 4.3 shall not prohibit the Sellers from owning, solely as an investment, securities of a publicly-traded company so long as the Sellers do not, individually and in the aggregate, own or control more than 2% of the voting stock of such company.

         4.4. Due Diligence Investigations; Information. From the date hereof to the Closing Date, the Sellers shall (i) furnish Fisher, the Buyer, and their legal, accounting and other advisors, with all the financial, legal, and operating data and other documents and information with respect to the business, operations and properties of the Company and its Subsidiaries as Fisher, the Buyer and their legal, accounting and other advisors shall from time to time reasonably request for the purpose of having full and accurate knowledge of the business, legal and financial situation of the Company and its Subsidiaries,
(ii) instruct the Company and its Subsidiaries, as well as their legal, accounting and other advisors, to cooperate with Fisher, the Buyer and their legal, accounting and other advisors, in connection with their investigations of the Company and its Subsidiaries, and (iii) keep, and shall cause the Company and its Subsidiaries, to keep Fisher, the Buyer and their legal, accounting and other advisors, generally informed as to the business and operations of the Company and its

Subsidiaries. Any investigation conducted by Fisher, the Buyer and their legal, accounting and other advisors pursuant to this Section 4.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business and operations of the Company and its Subsidiaries.

         4.5. Further Actions and Assurances. (a) Each of the parties shall use its best efforts and shall cooperate with each other to take or cause to be taken all actions necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the satisfaction by the Sellers of all the conditions contained in Section 1.2(c) and the satisfaction by Fisher and the Buyer of all conditions contained in Section 1.2(b).

         (b) From time to time after the Closing, the Sellers, Fisher and the Buyer shall, each at its own expense, execute and deliver, or cause to be executed and delivered, such additional documents and instruments, or take such other actions, as may be reasonably requested by the other party to render effective the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise to carry out the intent and purposes of this Agreement and the other Transaction Documents.

         4.6. Tender Offer; Other Stock Exchange Transactions. (a) Following the consummation of the transaction contemplated by this Agreement, the Buyer shall file with the CMF a request to be authorized to carry out a tender offer
(offre publique d'achat - "tender offer") by implementing the procedure for maintaining an offer to purchase the Public Shares at the same price as the price paid for Seller's Shares hereunder (or such lower price as may has been agreed with the CMF) (garantie de cours), pursuant to Section 5-3-5 of the Reglement General of the CBV (the "Tender Offer").

         (b) Each of the Sellers shall use his or her best efforts to cooperate with the buyer, to take or cause to be taken all actions and measures, necessary or desirable, in connection with any necessary filing with and/or any request for authorization or consent from, the SBF, the COB, the CMF and the Company, relating to the implementation of the Tender Offer or any subsequent stock exchange transactions that the Buyer may implement with respect to the shares of the Company, or any other requirements under applicable French securities laws and regulations.

         (c) [EACH OF THE SELLERS] [PIERRE BLOCK] shall use his [or her] best efforts to assist Fisher and the Buyer in their efforts to acquire more than 95% of the outstanding shares and voting rights of the Company by way of the Tender Offer and in particular shall take the necessary steps to identify all other shareholders of the Company who hold [20,000] Shares or more (the "Principal Minority Shareholders"), and to obtain written commitments from such Principal Minority Shareholders that they shall sell and transfer to the Buyer all of his or her Shares in response to the Tender Offer.]

                                    ARTICLE 5

                                 INDEMNIFICATION
                                 ---------------

         5.1. Indemnification by the Sellers. (a) The Sellers shall indemnify and hold harmless the Buyer from and against any and all claims, increases in liabilities (augmentation de passif) reduction in assets (diminution d'actif), losses, damages, costs and expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) with respect to the Company or any of its Subsidiaries (or any of their successor entities), whether or not resulting from third party claims (each of the foregoing being referred to herein individually as a "Loss", and collectively as "Losses"), arising out of or as a result of (i) any inaccuracy of or omission in any representation or warranty made by the Sellers in this Agreement or any other Transaction Document, or (ii) any breach by the Sellers or their Affiliates of any covenant or obligation of the Sellers in this Agreement or any other Transaction Document.

         (b) Each Seller shall be responsible for his or her pro rata share of any amounts due by the Sellers to the Buyer pursuant to Section 5.1 (a), based on his or her proportionate share of the aggregate of the Share Purchase Price and the Interests Purchase Price.

         5.2. Indemnification by Fisher and the Buyer. Fisher and the Buyer shall, jointly and severally, indemnify and hold harmless the Sellers from and against any and all claims, liabilities, losses, damages, costs and expenses

(including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) arising out of or as a result of (i) any inaccuracy of or omission in any representation or warranty made by Fisher or the Buyer in this Agreement or any other Transaction Document, or (ii) any breach by Fisher or the Buyer of any covenant or obligation of Fisher or the Buyer in this Agreement or any other Transaction Document.

         5.3. Survival of Representations and Warranties. Any and all claims for indemnification arising out of or as a result of any inaccuracy of any representation or warranty contained in this Agreement may be made until [insert date that is end of three full fiscal years after the Closing Date plus 60 days], provided that claims relating to tax obligations of the Company and/or the Subsidiaries shall only expire 90 days after the end of the applicable statute of limitations for the tax filings of the Company and the Subsidiaries relative to their 1998-1999 fiscal year.

         5.4. De Minimus; Limitations; Mitigation; Assignment; Access to Information. (a) The Sellers shall not be obligated to indemnify and hold harmless the Buyer pursuant to Section 5.1 unless and until the aggregate amount of all claims against the Sellers under Section 5.1 exceeds FF 2,500,000, and then only to the extent such aggregate amount exceeds FF 2,500,000.

         (b) The aggregate amount the Sellers shall be obligated to indemnify and hold harmless the Buyer pursuant to clause (i) of Section 5.1 shall not exceed the aggregate of the Share Purchase Price and the Interests Purchase Price.

         (c) The Sellers' obligation to indemnify and hold harmless the Buyer pursuant to clause (i) of Section 5.1 with respect to any Loss will be limited to [75.92%] of such Loss.

         (d) Any party entitled to indemnification under this Article 5 shall use commercially reasonable efforts to mitigate any liability, loss, damage, cost and expense for which indemnification is sought hereunder.

         (e) At the Buyer's request, the Sellers shall pay to the Company or the Subsidiaries (or their successors) all amounts payable by any Sellers under this
Article 5.

         (f) The Buyer shall provide the Sellers access to the books and records of the Company and its Subsidiaries, during normal business hours and so long as it does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, in connection with the matters for which any payment is sought under Section 5.1; provided that, prior to being provided such access, the Sellers and the Buyer shall have entered into an appropriate confidentiality agreement with respect to the information to be provided to the Sellers.

         5.5. Calculation of Amount of Loss; Adjustments. (a) The amount of any indemnity payment by Sellers under Section 5.1 shall be limited to the amount of the actual Loss sustained by the Buyer, as adjusted pursuant to this Section 5.5, and subject to the provisions of clause (c) of Section 5.4.

         (i) The amount of the Loss to be taken into account when determining the payment due by the Sellers pursuant to Section 5.1 shall be (i) reduced (but not below zero) by an amount equal to the Tax benefits (economies d'impots), if any, attributable to the Loss giving rise to such payment and actually realized, and (ii) increased by an amount equal to the Taxes, if any, attributable to the receipt of such payment (including payments pursuant to this Section 5.5 and the amount of current or carry forward tax losses or credits utilized to offset Taxes otherwise due on payments made by the Seller pursuant to this Article 5), but only to the extent such Tax benefits (economies d'impots) are actually realized or such Taxes are actually paid (or, for current or carry forward tax losses or credits, to the extent such losses or credits are actually utilized) by the Buyer, the Company and the subsidiaries on a consolidated basis. The parties acknowledge that on a consolidated basis shall mean only the Buyer, the Company and their respective subsidiaries. The timing of any indemnity payment due from the Sellers to the Buyer under this Article 5 shall not be affected by the realization of any Tax benefits or payment of any Taxes; the Seller shall promptly pay indemnity payments pursuant to this Article 5, and
    (x) when the Buyer or the Company (or a subsidiary) realizes a Tax benefit (economie d'impots), if any, attributable to the Losses in respect of which such indemnity payments were made, the Buyer shall pay the Seller the net amount of such Tax benefit (economie d'impots), and (y) when the Buyer or the Company (or a subsidiary) is obligated to pay any Taxes (or, for current or carry forward tax losses or credits, utilize any such losses or credits) attributable to the receipt of such indemnity payment, the Seller shall pay the net amount of such Tax payment (or, for current or carry forward tax losses or credits, the amount of such losses or credits actually utilized).

         (ii) The timing of any indemnity payment due from the Sellers to the Buyer under this Article 5 shall not be affected by the existence of any insurance policy of the Company or any Subsidiary or any indemnification obligation of another Person to the Company or any Subsidiary. If a Loss is covered by such insurance policy or indemnification obligation, the Buyer shall use commercially reasonable efforts to cause the insurance or indemnity payments with respect thereto to be collected. If such insurance proceeds or indemnity payments are recovered prior to the Buyer's being indemnified and held harmless by the Sellers with respect to such Loss, the amount of the Loss to be taken into account when determining the payment due by the Sellers with respect to such Loss shall be reduced by the net amount of the insurance proceeds or indemnity payments theretofore recovered, less attorney's fees and other expenses incurred in connection with such recovery. If such insurance proceeds or indemnity payments are recovered after the Buyer has been indemnified and held harmless by the Sellers with respect to such Loss, the Buyer shall pay to the Sellers the appropriate portion of the net amount of the insurance proceeds or indemnity payments thereafter recovered, less attorney's fees and other expenses incurred in connection with such recovery.

         (b) The amount of any indemnity payment under Section 5.2 shall be limited to the amount of the actual liability, loss, damage, costs and expenses sustained by the Sellers.

         5.6. Indemnification Procedures. (a) For the purposes of this Section 5.6, the party seeking indemnification shall be known as the "Indemnified Party", and the party from whom indemnification is sought shall be known as the "Indemnifying Party". As promptly as practicable after an Indemnified Party becomes aware of any Loss in respect of which an Indemnifying Party may be liable under this Article 5, the Indemnified Party shall give notice thereof (the "Indemnification Notice") to the Indemnifying Party. The Indemnification Notice shall state the reason for the indemnification claim and the amount or estimate of the amount that may be due under this Article 5, and shall provide relevant documentary evidence regarding such claim and the proposed indemnification amount. The failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Article 5, except to the extent such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced as a result of failure to receive such notice. Within 30 days of receipt of an Indemnification Notice in accordance with this
Section 5.6, the Indemnifying Party shall pay the Indemnified Party the amount specified in such Indemnification Notice, unless the Indemnifying Party delivers a notice of disagreement with the relevant indemnification claim within 15 days of its receipt of such Indemnification Notice.

         (b) In the case of any claim asserted by a third party, the Indemnified Party shall (i) deliver the Indemnification Notice to the Indemnifying Party promptly after receipt of such claim, and (ii) except with respect to claims relating to Taxes or Social Charges, permit the Indemnifying Party, at its option and expense, to take over and assume the defense of any such claim by counsel satisfactory to the Indemnified Party and to settle or otherwise dispose of the same; provided that the Indemnified Party may at its discretion at all times participate, at its own expense, in such defense by counsel of its own choice. The Indemnifying Party shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party, enter into any settlement that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff in question to the Indemnified Party and its Affiliates a release of all liabilities in respect of such claims.

         (c) If the Indemnifying Party does not elect to assume the defense of any claim (other than claims relating to Taxes or Social Charges) within 30 days of delivery of the Indemnification Notice, the Indemnified Party shall have the right to take over and assume the defense of any such claim and, in the case of any claims relating to Taxes or Social Charges, the Indemnified Party shall take over and assume the defense of any such claim. The Indemnified Party shall be entitled to settle or agree to pay in full any such claim; provided that (i) the Indemnified Party shall not settle such claims without the prior written consent of the Indemnifying Party, provided that such consent cannot be unreasonably withheld and (ii) the Indemnified Party shall, at all times and to the maximum extent possible, keep the Indemnifying Party informed of the status of such claim and the proceedings related thereto.

                                    ARTICLE 6

                                   DEFINITIONS
                                   -----------

         6.1. Certain Defined Terms. The following terms, as used in this Agreement, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. Control of any Person shall consist of the power to direct the management and policies of such Person and, in any event, shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors of such Person (or other persons performing similar functions). Prior to the Closing, each Seller shall constitute an Affiliate of the Company (and of each Subsidiary) and the Company shall constitute an Affiliate of each Seller (and of each Subsidiary). Each Seller shall constitute an Affiliate of each other Seller, and in the event the Sellers and their Affiliates jointly (but not individually) control a Person, each Seller shall constitute an Affiliate of such Person.

         "CBV" means the Conseil des Bourses de Valeurs.

         "CMF" means the Conseil des Marches Financiers.

         "Closing Date" means the date of the Closing in accordance with Section 1.2.

         "COB" means the Commission des Operations de Bourse.

         "Excess Cash" means cash (disponibilites) and short term investment securities (valeurs mobilieres de placement) other than treasury shares (actions propres).

         "FF" means the lawful currency of France.

         "French GAAP", "German GAAP" and "Swiss GAAP" means the accounting principles and practices generally accepted from time to time in France, Germany and Switzerland, respectively.

         "Lien" means any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), properties, business, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

         "Person" means an individual, corporation, trust or other entity, including a governmental or political subdivision or an agency or instrumentality thereof.

         "SBF" means the Societe des Bourses Francaises.

         "Social Charges" means any social security, unemployment, old age pension, pension scheme, family allocation and other social charges or contributions, to the extent any of the foregoing are required by applicable laws, regulations or collective bargaining agreements.

         "Subsidiary" means any corporation, partnership or other Person in which the Company owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting securities or other equity interests.

         "Taxes" means any income, profits, receipts, sales, value added, transfer, registration, business, franchise, capital, withholding, payroll, employment, property or customs tax, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any governmental authority, or liability for the payment of any of the foregoing (including as a result of any obligation to indemnify any other Person with respect to any such taxes, duties, fees, assessments or charges).

         "Transaction Documents" means this Agreement, the employment agreement between Pierre Block and [the Company][the Buyer] in the form of Annex 5A, the employment agreement between Anne-Catherine Block and the Company in the form of Annex 5B, the employment agreement between Pierre-Francois Block and the Company in the form of Annex 5C; and "Transaction Document" means any of the foregoing.

         6.2. Other Defined Terms. Each of the following terms is defined in the section set forth below opposite such term:

         Affiliate Company.......................................Section 2.4
         Agreement..............................................Introduction
         Buyer..................................................Introduction
         Closing.................................................Section 1.2
         Collective Labor Agreements.........................Section 2.14(b)
         Company...................................................Recital A
         Subsidiaries..............................................Recital C
         Financial Statements.................................Section 2.6(b)
         Fisher.................................................Introduction
         ICC Rules............................................Section 7.3(a)
         Indemnification Notice..................................Section 5.6
         Indemnified Party.......................................Section 5.6
         Indemnifying Party......................................Section 5.6
         Interests Purchase Price.............................Section 1.1(b)
         Leases..............................................Section 2.12(b)
         Loss(es)................................................Section 5.1
         Material Contract(s)...................................Section 2.17
         Principal Minority Shareholders......................Section 4.6(c)
         Public Shares.............................................Recital B
         Sellers................................................Introduction
         Sellers' Shares...........................................Recital B
         [SELLERS' INTERESTS]......................................Recital C
         Shares....................................................Recital A
         Share Purchase Price.................................Section 1.1(a)
         Tender Offer.........................................Section 4.6(a)

                                    ARTICLE 7

                                  MISCELLANEOUS
                                  -------------

         7.1. Termination. (a) This Agreement may be terminated at any time prior to Closing:

         (i) By the written agreement of Pierre Block and the Buyer; and

         (ii) If Fisher and the Buyer, on the one hand, or the Sellers, on the other hand, commit a material breach of any provision of this Agreement or any other Transaction Document and such breach or default is not cured within ten days of delivery of notice thereof by the opposite party, upon notice by such opposite party to the breaching party.

         (b) Article 5 and Sections 7.2, 7.3, 7.6, 7.8 and 7.10 shall survive any termination of this Agreement.

         7.2. Governing Law. This Agreement shall be governed by and construed in accordance with French law.

         7.3. Arbitration. (a) In the event the parties are not able to settle amicably any dispute arising in connection with this Agreement, such dispute shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC Rules") in effect on the date hereof, except as modified herein.

         (b) The arbitration shall be conducted by three arbitrators appointed in accordance with such ICC Rules. Each of the arbitrators shall be fluent in English and French and shall have a working knowledge of French law. For purposes of appointing arbitrators hereunder, Fisher and the Buyer shall be considered one party and the Sellers shall jointly be considered one party. The arbitration shall be held in [Brussels]. Arbitration proceedings shall be conducted in English and French, and the parties may submit testimony or documentary evidence in English or French.

         (c) Any award rendered by the arbitrators shall be in writing and shall be final and binding upon the parties. Judgment upon the arbitration award rendered or any order for enforcement may be entered in any court having jurisdiction. The costs of the arbitration and the enforcement of the award shall be borne by the party against whom the arbitration award was rendered (as such issue is determined by the arbitration panel).

         7.4. Amendments, etc. This Agreement, or any term hereof, may be amended, waived, discharged or terminated only by a written instrument signed by all the parties hereto. Notwithstanding anything to the contrary in the foregoing, each of Sellers other than Pierre Block hereby irrevocably appoint Pierre Block to take any and all actions on their behalf in connection with this Agreement and the Transaction Documents; and Fisher and the Buyer may act and rely upon any statement, agreement or action given, made or taken by Pierre Block on behalf of any Seller with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and any such statement, agreement or action by Pierre Block shall be binding upon each Seller.

         7.5. Assignment. This Agreement may not be assigned or otherwise transferred by any party hereto without the prior written consent of the other parties.

         7.6. Notices. All notices, consents, requests and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by telecopy (so long as for notices sent by telecopy, a copy is also sent on the same day by registered mail, acknowledgment of receipt requested), at the following address or telecopy number, or at such other address or telecopy number as a party may designate by written notice to the other party:

          (a)      If to any Seller, at:
                   c/o Mr. Pierre Block
                   8 rue de la Cote d'Azur
                   67100 Strasbourg
                   (France)
                   Telecopy: (33) 88-79-38-41

          (b)      If to Fisher or the Buyer, at:
                   Fisher Scientific International Inc.
                   Liberty Lane
                   Hampton, New Hampshire 03842
                   (U.S.A.)
                   Telecopy: (1-603) 929-2363
                   Attention:  General Counsel

         7.7. Expenses. The Sellers, on the one hand, and Fisher and the Buyer, on the other hand, shall bear and pay all their own respective costs and expenses in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the fees and expenses of any legal counsel, accountant, broker, financial or other advisor engaged by such parties. The Sellers agree that in no event shall the Company or any Subsidiaries pay for or incur any costs or expenses as a result of the transactions contemplated by this Agreement or any other Transaction Document, other than remuneration due pursuant to the employment agreements with the Company.

         7.8. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

         7.9. No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assignees, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         7.10. Language. The French version of this Agreement is attached as Annex 6. The English and the French versions shall be both valid and binding and shall be given equal weight when interpreting the rights and obligations of the parties.

         7.11. Integration. This Agreement and the other Transaction Documents (including the annexes, schedules and exhibits hereto and thereto), [the Confidentiality Agreement executed among the parties as of September 10, 1996] and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof.

         7.12. Section Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         7.13. Execution Copies. This Agreement shall be executed in eight original copies, each of which shall be an original.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement at the date first above written.

                                    FISHER SCIENTIFIC INTERNATIONAL INC.

                                    By:
                                       -------------------------------
                                            Name:
                                            Title:

                                    FISHER SCIENTIFIC HOLDINGS FRANCE S.A.

                                    By:
                                       -------------------------------
                                            Name:
                                            Title:

                                    CAPIAC

                                    By:
                                       -------------------------------
                                            Name:
                                            Title:

                                    Pierre BLOCK

                                    ------------------------------


                                    Anne-Catherine BLOCK

                                    ------------------------------


                                    Pierre-Francois BLOCK

                                    ------------------------------


                                    Caroline BLOCK

                                    ------------------------------


                                    Mathe BLOCK

                                    ------------------------------

                                  [TO BE VERIFIED]                      ANNEX 1
                                                                        -------

                     SHARE OWNERSHIP OF BIOBLOCK SCIENTIFIC
                     --------------------------------------

                         SHARES                                   VOTING RIGHTS
                         ------                                   -------------
Capiac                     492,750                                   985,500

                          [315,000]                                 [630,000]
                          remainder interest (detenues en
                          nue-propriete), in which Shares the
                          usufruct (life) interest is owned
                          by Pierre Block

Pierre Block              571,061                                   1,142,122
                          [315,000]                                  [630,000]

                          (usufruct (life) interest),
                          in which Shares the remainder
                          interest (detenues en nue-propriete)
                          is owned by Capiac

Anne-Catherine Block      49,900                                      99,800

Pierre-Francois Block     49,900                                      99,800

Caroline Block            49,900                                      99,800

Mathe Block                  950                                       1,900
                       ---------                                   ---------

  Sellers' Shares      1,529,461                                   3,058,922

  Initial Buyer
  Shares                  25,000                                      25,000

  Public Shares          493,039                                     500,806
                       ---------                                   ---------
         TOTAL         2,047,500                                   3,590,728
                       =========                                   =========